Contacts: Pete Michielutti Chief Financial Officer Wilsons The Leather Experts Inc. (763) 391-4000	Stacy Kruse Director of Finance, Treasurer Wilsons The Leather Experts Inc. (763) 391-4000

For Immediate Release

Wilsons The Leather Experts Inc.
Announces David L. Rogers to Resign

     MINNEAPOLIS — (BUSINESS WIRE) — July 29, 2004 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today announced that David L. Rogers will leave his position as President and Chief Operating Officer of the Company effective August 2, 2004. Mr. Rogers will continue as a director of the Company.

     Mr. Rogers commented, “I have been at Wilsons Leather for nearly 25 years and, with our financing now completed, feel that it is an ideal time to pursue some new opportunities outside of our business that have been of increasing interest to me. While I am sad to be leaving, Wilsons Leather has a strong, viable niche and is well positioned to grow and prosper.

     “I wish Joel Waller and the Wilsons Leather management team every success going forward.”

     Joel Waller concluded, “David has played an ever increasing role in the growth of this Company since 1980 and he will be sorely missed by all of us at Wilsons Leather. He has provided strong leadership to all areas of our Company, and particularly those relating to business strategy, process improvement, financial positioning and corporate governance. His accomplishments are too numerous to list. While his departure is a loss to Wilsons Leather, we have a strong management team in place and we wish him much success in his new endeavors.”

About Wilsons Leather

Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of July 3, 2004, Wilsons Leather operated 453 stores located in 45 states and the District of Columbia, including 329 mall stores, 108 outlet stores and 16 airport stores. The Company regularly supplements its permanent mall stores with seasonal stores during its peak selling season from October through January.

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
769.391.4000 763.391.4535 fax www.wilsonsleather.com

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: risks associated with our debt service; changes in customer shopping patterns; competition in our markets; economic downturns; failure of results of operations to meet expectations of research analysts; change in consumer preferences and fashion trends away from leather; reductions in our comparable store sales over the past three years; our inability to grow the business as planned; decreased availability and increased cost of leather; risks associated with foreign sourcing and international business; risks associated with estimates made in our critical accounting policies; seasonality of the business; dilution to our shareholders as a result of the refinancing; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of our common stock; volatility of our common stock; war, acts of terrorism or the threat of either; and interruption in the operation of corporate offices and distribution centers. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating projections made in this press release unless it does so through means designed to provide broad distribution of the information to the public.

###

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
769.391.4000 763.391.4535 fax www.wilsonsleather.com